ETF Opportunities Trust 485BPOS

Exhibit 99.(p)(9)

CODE OF ETHICS

GENERAL PRINCIPLES

This Code of Ethics has been adopted by the Firm Advisory Solutions, LLC (“the Firm” or “the Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisors Act of 1940 (“Advisors Act”). It will set forth the standards of conduct expected of the Firm (“the Firm”) associates and will address, among other things, personal trading by associates, gifts, the prohibition against the use of inside information and other situations where there is a possibility for conflicts of interest.

The ethical culture of the Firm is of critical importance and must be supported at the highest levels of our Firm. This Code of Ethics is designed to:

•	Protect the Firm’s clients by deterring misconduct by associates;
•	Educate associates regarding the Firm’s expectations and the laws governing their conduct;
•	Remind associates that they are in a position of trust and must act with complete propriety at all times;
•	Protect the reputation of the Firm;
•	Prevent unauthorized trading in client or associates accounts;
•	Guard against violation of the securities laws; and,
•	Establish procedures for associates to follow so that the Firm may determine whether its associates are complying with the Firm’s ethical principles.

the Firm and its associates are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to ensure that investment advice meets the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

SCOPE OF THE CODE

Honesty, integrity, and professionalism are hallmarks of the Firm. The Firm maintains the highest standards of ethics and conduct in all of its business relationships. This Code of Ethics covers a wide range of business practices and procedures and applies to all associates when conducting the business and affairs of the Firm.

The activities of any officer, director or other associates of the Firm will be governed by the following general principles: (1) honest and ethical conduct will be maintained in all personal securities transactions and such conduct will be in a manner that is consistent with the Code of Ethics, thus avoiding or appropriately addressing any actual or potential conflict of interest or any abuse of an associate’s position of trust and responsibility, (2) associates shall not take inappropriate advantage of their positions with the Firm, (3) associates shall have a responsibility to maintain the confidentiality of the information

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concerning the identity of securities holdings and financial circumstances of all clients, and (4) independence in the investment decision-making process is paramount.

Failure to comply with this Code of Ethics may result in disciplinary action, including the termination of employment by the Firm.

PERSONS COVERED BY THE CODE

All access and supervised persons are subject to the Firm’s Code of Ethics

If you are a “supervised person”1 or “access person”2 as defined in Rule 204A-1 or have been designated by the Chief Compliance Officer (“CCO”), you are required to comply with the Firm’s Code of Ethics. Any questions as to whether an individual is required to comply with the Firm’s Code of Ethics should be directed to the CCO.

All individuals listed above, any other individuals who are “supervised persons” or “access persons,” and any individuals designated by the CCO required to comply with the Firm’s Code of Ethics are collectively referred to as “Associated Persons.”

SECURITIES COVERED BY THE CODE

“Reportable Security” typically means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term “Reportable Security” is very broad and includes items you might not ordinarily think of as “securities,” including, but not limited to:

•	Options on securities, indexes, and currencies;
•	Limited partnership interests;
•	Foreign unit trusts and foreign mutual funds; and
•	Private investment funds, hedge funds and investment clubs.

Exceptions from the term “Reportable Security” as expressly excluded from the reporting requirements of Rule 204A-1 include:

•	Direct obligations of the U.S. government;
•	Banker’s acceptances, bank certificates of deposit, commercial paper, and high-quality short- term debt obligations, including repurchase agreements;
•	Shares issued by money market funds;

1A supervised person includes the following:

▪	Directors, officers, and partners of the Firm or other persons occupying a similar status or performing similar functions;
▪	Associates of the Firm; and
▪	Persons who provide investment advice on behalf of the Firm and are subject to the Firm’s supervision and control.

2An “access person” includes any supervised person who:

▪	Has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or
▪	Is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.
▪	All directors, officers and partners are presumed to be “access persons.”
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•	Shares of open-end mutual funds that are registered under the Investment Company Act (mutual funds), and;
•	Shares issues by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Firm.

STANDARDS OF BUSINESS CONDUCT

Pursuant to Rule 204A-1, the Firm is required to establish a standard of business conduct for its Associated Persons. This section sets forth those standards.

COMPLIANCE WITH LAWS AND REGULATIONS

All Associated Persons must comply with applicable federal and state securities laws. Associated Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;
•	To mislead such client, including making a statement that omits material facts;
•	To engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client;
•	To engage in any manipulative practice with respect to such client; or
•	To engage in any manipulative practice with respect to securities, including price manipulation.

CONFLICTS OF INTEREST

As a fiduciary, the Firm and all Associated Persons have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. With this duty, the Firm and its Associated Persons can achieve this obligation by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. A “conflict of interest” may occur when a Associated Person’s private interests may be inconsistent with the interests of the Firm’s clients and/or his or her service to the Firm. Additionally, Associated Persons must try to avoid situations that have even the appearance of conflict or impropriety.

•         Conflicts Among Client Interests

Conflicts of interest may arise where the Firm or its Associated Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which associates have made material personal investments, accounts of close friends or relatives of Associated Persons). The Firm prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

•         Competing with Client Trades

The Firm prohibits Associated Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including purchasing or selling such securities.

INSIDER TRADING

Associated Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Additionally, the Firm’s Associated Persons are prohibited

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from communicating material nonpublic information to others in violation of the law. The Firm has insider trading policies and procedures that can be found in the Firm’s Compliance Policy and Procedures Manual. A brief discussion is included in this Code of Ethics.

•         Penalties

Should an Associated Person violate the Firm’s insider trading policies and procedures, potential penalties may include, but are not limited to, civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made, or losses avoided, criminal fines, and jail sentences.

•         Material Nonpublic Information

The SEC’s position is that the term “material nonpublic information” relates not only to issuers, but also to the Firm’s securities recommendations and client securities holdings and transactions.

The Firm requires all Associated Persons to strictly comply with the Firm’s policies and procedures regarding personal securities transactions. The following procedures are designed to assist the Firm in detecting and preventing abusive sales practices.

Blackout Period Policy

No Associate may purchase or sell any Reportable Security within 24 hours immediately before or after a day on which any client account managed by the Firm purchases or sells that Reportable Security (or any closely related security, such as an option or a related convertible or exchangeable security) and receive a superior price than that of the client, unless the Associate had no actual knowledge that the reportable security (or any closely related security) was being considered for purchase or sale for any client account. If any such transaction occurs, the Firm will require the Associate trade to be corrected or cancelled with any profits from the transaction to be disgorged for donation by the Firm to charity. Losses incurred from cancellations or trade corrections may be charged back to the Associate. Note that the blackout period has changed from one (1) business day to three (3) business days; the total blackout period is one [1] business day before the client trade date, the client trade date, and one [1] business day after the client trade date. Associated Persons may trade alongside clients, as long as such transactions are at a price equal to or inferior to the price obtained by clients.

Associates of the Firm are also prohibited from the following:

Front Running- Prohibition.

Defined as an advisor, employee, or related account order being placed before client orders. This includes orders in securities that are derivatives (e.g., options, warrants) of the security being purchased or sold by the client.

Initial Public Offerings – Prohibition.

Associated Persons are prohibited from directly or indirectly acquiring beneficial ownership4 of any security in an initial public offering.

4 The term “beneficial ownership” as used in this Code of Ethics is to be interpreted by reference to Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Notwithstanding the fact that a Code Person has not purchased a security for his/her own account

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Limited or Private Offerings – Pre-Clearance.

Associated Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in a limited or private offering, without the specific, advance written approval of the CCO, which the CCO may deny for any reason.

The Firm monitors all trades of all Associated Persons through review of Trade Blotters and/or outside custodial confirmation and account statements to ensure front running is not occurring and Best Interest Policies are followed on all trades during the Blackout Period.

If an advisor decides to buy or sell a security in their own personal or a related account, they must first determine if they would recommend to any of their clients that they should purchase or sell the same security. If the answer is yes, the advisor should contact their clients first prior to transacting in their own account. Details of such contact should be documented in the firm’s CRM system.

•	If the advisor contacted a client with a recommendation, did the advisor allow the client a reasonable time to respond should allow the client a reasonable amount of time to respond?
•	Whether there were extenuating circumstances (e.g., personal emergency or severe rapid market movements) that warranted execution of the advisor’s personal trade prior to waiting for a reasonable period of time for the client to respond.
•	If the advisor is an Investment Advisor Representative (IAR) with full discretionary authority, did the advisor consider whether or not any of the accounts over which the advisor has been granted discretion contain the equity they are planning to trade and whether or not it is appropriate to take action in the client’s account?

PROCEDURE

If a trade is made for any associate or their immediate family during the blackout period for the same security/same side as a client trade 1) CCO is to check the price of the security traded for all parties to determine if any associate received a better execution price than that received by the client. If the associate received the better price, appropriate action should be taken to correct the associate trade. 2) CCO is to check the time the trade for the associate was entered. If the time is prior to that of the client trade, contact the associate and their advisor to verify details of the associate trade and the client trade, determining if there was a valid reason why the associate trade was entered prior to that of the client and if the trade constitutes front running.

•	Initial Public Offerings – Prohibition.

Associated Persons are prohibited from directly or indirectly acquiring beneficial ownership5 of any security in an initial public offering without the specific, advance written approval of the CCO, which the CCO may deny for any reason.

or the account of an immediate family member, if at any time a Code Person becomes aware that he or she has become a beneficial owner of a security in an initial public, limited or private offering (e.g., a purchase made by an immediate family member, which is any relative by blood or marriage living in the Code Person’s household), the Code Person shall promptly report such interest to the CCO who shall determine the appropriate action, if any.

5 The term “beneficial ownership” as used in this Code of Ethics is to be interpreted by reference to Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term “pecuniary interest”

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•         Limited or Private Offerings – Pre-Clearance.

Associated Persons are prohibited from directly or indirectly acquiring beneficial ownership of any security in a limited or private offering, without the specific, advance written approval of the CCO, which the CCO may deny for any reason.

In determining whether to grant permission for such limited or private placement, the CCO shall consider, among other things, whether such offering should be reserved for a client and whether such transaction is being offered to the person because of his or her position with the Firm.

Any person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by client of the Firm, and that the decision to purchase or sell such security shall be made by persons with no personal, direct, or indirect, interest in the security.

If you have any question as to whether a possible investment is an initial public offering or a limited or private placement, please consult with the CCO.

•         Restricted List

The Firm maintains a list of restricted securities. Associated Persons are prohibited from purchasing or selling those securities while they are on the restricted list without prior written approval of the CCO unless the Associated Person is trading at the same time and price as the Firm’s clients.

•         Prohibition on Participation in Investment Clubs

Associated Persons are prohibited from participating in or making investments with or through any investment club or similar association or entity except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. If you have any doubt or uncertainty as to whether a particular association or entity is an Investment Club, you should ask the CCO before you become in any way involved with the association or entity.

Associated Persons are prohibited from directly or indirectly advising or causing any immediate family member (i.e., any relative by blood or marriage living in the Associated Person’s household) to engage in conduct the Associated Person is prohibited from engaging in under the Firm’s Associated of Ethics.

It sometimes happens that an Associated Person determines--within 48 hours immediately before or after he or she has purchased or sold for his or her own account a Reportable Security that was not, to the Associated Person’s knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Associated Person is responsible for making investment decisions to purchase or sell the same Reportable Security (or a closely related security). In this situation, the Associated Person MUST put the clients' interests first and promptly make the means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Notwithstanding the fact that a Code Person has not purchased a security for his/her own account or the account of an immediate family member, if at any time a Code Person becomes aware that he or she has become a beneficial owner of a security in an initial public, limited or private offering (e.g., a purchase made by an immediate family member, which is any relative by blood or marriage living in the Code Person’s household), the Code Person shall promptly report such interest to the CCO who shall determine the appropriate action, if any.

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investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the 48 hours following the day of the transaction for the Associated Person’s own account to avoid a possible conflict with the blackout provisions of this code.

GIFTS AND ENTERTAINMENT

Associated Persons should not accept gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel obligated to do business with a person or Firm. Similarly, an Associated Person should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel obligated to do business with the Firm or the Associated Person.

•         Gifts

No Associated Person may receive any gift, service, or other thing of more than de Minimis value from any person or entity that does business with or on behalf of the Firm. No Associated Person may give or offer any gift of more than de Minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre- approval by the CCO. Gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), of reasonable value are permissible.

•         Cash

No Associated Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm. This includes cash equivalents such as gift certificates, bonds, securities, or other items that may be readily converted to cash.

•         Entertainment

No Associated Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Associated Persons may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities.

CONFIDENTIALITY

All Associated Persons of the Firm shall exercise care in maintaining the confidentiality of any confidential information, except where disclosure is authorized or legally mandated. Confidential information includes non-public information, the identity of security holdings and financial circumstances of clients.

1.	Firm Duties

The Firm will keep all information about clients (including former clients) in strict confidence, including client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm or its vendors.

•         Associated Persons’ Duties

The Firm strictly prohibits Associated Persons from disclosing to persons outside the Firm any material nonpublic information about any client, the securities investments made by the Firm on behalf of the client, information about contemplated securities transactions, or information regarding the Firm’s trading strategies, except as required to perform a securities transaction on behalf of a client or for other legitimate business purposes.

•         Internal Walls

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The Firm prohibits Associated Persons from disclosing nonpublic information concerning clients or securities transactions to any other person within the Firm, except as required for legitimate business purposes.

•         Physical Security

Firm files containing material nonpublic information will be sealed and/or locked when not being used or accessed and access to computer files containing such information is restricted to certain permitted associates via user-specific logins and codes.

•         Regulation S-P

The Firm maintains policies and procedures in compliance with Regulation S-P. For specific procedures and policies these documents should be reviewed and understood. The Firm requires that all Associated Persons comply with the Firm’s privacy policy. NOTE: Regulation S-P covers only a subset of the Firm’s confidentiality standards. Regulation S-P applies only to natural persons and only to personal information. The Firm’s fiduciary duty to keep client information confidential extends to all of the Firm’s clients and information, including, but not limited to corporations, limited liability organizations, trusts and estates.

SERVICE OF BOARD OF DIRECTORS

Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after advanced written notice and approval from the CCO. Associated Persons serving as Directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company, or in any other respect if making such a decision would create the illusion of, or an actual conflict of interest.

OTHER OUTSIDE ACTIVITIES

All Associated Persons must report outside business activities upon employment at the Firm, prior to engaging in any outside business activity whether or not such activity requires prior approval, and on an annual basis. (See Outside Business Activity Form).

•         Executorships

The Firm prohibits acceptance of executorships by an associate of the Firm for a client of the Firm. However, family relationships may make it desirable to accept executorships under certain circumstances. In all cases, it is necessary for the individual to have written authorization from the CCO to act as an executor. All such existing or prospective relationships should be reported in writing to the CCO.

•         Custodianships, Powers of Attorney, and Trustees

It is expected that most custodianships will be for minors of an associate’s immediate family. These will be considered as automatically authorized and do not require approval from the Firm. However, approval of the Firm is required for all other custodianships. Entrustment with a Power of Attorney from a client or to act as Trustee for a client’s account is generally prohibited for all associates. An exception to this may be if the client is an immediate family member of the associate. In all cases, acceptance of Power of Attorney or Trusteeship by any associate, requires prior written approval from the CCO.

•         Insurance Agents

IARs act as agents appointed with various life, long term care or other insurance companies, and receive commissions, trails, or other compensation from the respective product sponsors and/or as a result of effecting insurance transactions for clients. Clients have the right to

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purchase insurance products away from the Firm. As a result, this creates a conflict of interest between the Clients interests and the Firm’s interest. At all times, the Firm and Associated Persons will act in the client’s best interest and act as a fiduciary in carrying out services provided to the Firm’s Clients.

•         Disclosure.

Regardless of whether an activity is specifically addressed in this Code, Associated Persons are required to disclose in writing, any personal interest that might present a conflict of interest or harm the reputation of the Firm.

•         Trustees.

It is the Firm’s policy that neither the Firm, nor any associate or supervised person will act as a trustee except in situations where there is a clear prior personal relationship. All such existing or prospective relationships should be reported to the CCO.

MARKETING AND PROMOTIONAL ACTIVITIES

The Associated Persons of the Firm are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

COMPLIANCE PROCEDURES

PERSONAL SECURITIES TRANSACTION PROCEDURES AND REPORTING

General Policy/ Preclearance

It is the general policy of the Firm to allow Associated Persons to buy or sell all other securities, subject to the preclearance requirements and the prohibitions listed above. Associated Persons are required to obtain preclearance for all securities on the Firm’s restricted list and Associated Persons are required to notify the CCO about the purchase or sales of ALL Reportable Securities, except the following:

•	Purchases or sales over which an Associated Person has no direct or indirect influence or control;
•	Purchases or sales pursuant to an automatic investment plan;
•	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;
•	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
•	Open end investment company shares
•	Certain closed-end index funds
•	Unit investment trusts;
•	ETFs and ETNs that are based on a broad-based security index;
•	Futures and options on currencies or on a broad-based securities index;
•	Other non-volitional events, such as assignment of options or exercise of an option at expiration; or
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•	The Associated Person is trading alongside clients and receives the same price as clients.

Any violation may require the Associated Person to obtain preclearance on all reportable securities going forward.

PRE-CLEARANCE PROCEDURES

The pre-clearance requirements and associated procedures are designed to identify any prohibition or limitation applicable to a proposed investment. Pre-clearance procedures include the following:

•	Associated Persons must submit detailed information about the proposed transaction and any additional information as requested by the CCO or his or her designee.
•	All information must be submitted before the proposed transaction.
•	The CCO or other designated person shall authorize/deny the requested transaction.
•	Documentation of the transaction, the approval/ denial of and rationale supporting the decision shall be maintained for at least five (5) years after the end of the fiscal year in which the approval/denial was issued.

The CCO or his or her designee may deny or revoke a preclearance request for any reason. In no event will preclearance be granted for any transaction if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security). Furthermore, in no event will preclearance be granted for any transaction if the purchase or sale of such security is inconsistent with the purposes of this Code of Ethics and Advisers Act. If approved, preclearance is valid only for the day on which it is granted and the following one (1) business day. The Chief Executive Officer shall authorize/ deny preclearance requests of the CCO or other person that authorizes transactions.

A duplicate confirmation will be obtained and checked against the file of pre-clearance approvals.

REPORTING REQUIREMENTS

The Firm requires Associated Persons to submit to the CCO a report of all holdings in Reportable Securities which the Associated Person has a direct or indirect beneficial ownership as defined by Rule 204A-1, within 10 days of becoming an Associated Person and thereafter on an annual basis.

For the purposes of personal securities reporting requirements, an Associated Person’s holdings include the holdings of an Associated Person’s immediate family (including any relative by blood or marriage living in the Associated Person’s household), and holdings in any account in which the Associated Person has direct or indirect beneficial ownership, such as a trust.

The holdings report must include:

•	the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Associated Person has any direct or indirect beneficial ownership;
•	the name of any broker, dealer, or bank with which the Associated Person maintains an account in which any securities are held for the Associated Person’s direct or indirect benefit;
•	the date the report was submitted; and
•	the specific account numbers or identifiers in the holdings report.
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QUARTERLY TRANSACTION REPORTS

All Associated Persons must submit to the CCO transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in Reportable Securities during the quarter.

For the purposes of quarterly transaction reports, an Associated Person’s transactions include the transactions of an Associated Person’s immediate family (including any relative by blood or marriage living in the Associated Person’s household), and transactions in any account in which the Associated Person has direct or indirect beneficial ownership, such as a trust.

The report must include:

•	the date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and principal amount of each reportable security involved;
•	the nature of the transaction (e.g., purchase or sale);
•	the price of the security at which the transaction was effected;
•	the name of the broker, dealer, or bank with or through which the transaction was effected; and
•	the date the report is submitted.

CONFIDENTIALITY OF REPORTS

All reports provided by Associated Persons concerning their transactions and holdings will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

REPORTING EXEMPTIONS

Under the rule, Associated Persons are not required to submit: (a) any report with respect to securities held in accounts over which the Associated Person has no direct or indirect influence or control; (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans; (c) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records. The confirmations or statements must be received no later than 30 days after the end of the applicable calendar quarter.

DUPLICATE BROKERAGE CONFIRMATIONS AND STATEMENTS

The Firm requires each Associated Person to disclose the broker/dealers in which the Associated Person maintains accounts. The Associated Person shall direct their brokers to provide to the CCO or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts in which they have an interest. Associated Persons may use such duplicate brokerage confirmation and account statements in lieu of submitting holdings and transaction reports, provided that all required information is contained in those confirmations and statements.

MONITORING OF PERSONAL SECURITIES TRANSACTIONS

The Firm will review personal securities transactions and holdings reports periodically. The Firm has developed these procedures:

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The Firm designates the CCO (“Reviewer”) to review and monitor personal securities transactions and trading patterns of Associated Persons.

•	Should the Reviewer become aware of potential violations of the code, a written report explaining the potential violations and the supporting documents will be presented to the Managing Partner of the Firm.

The Reviewer shall follow these steps in reviewing personal securities holdings and transactions reports:

•	Assess whether Associated Person has followed required internal procedures, such as pre- clearance;
•	Compare personal trading to any restricted lists;
•	Assess whether the Associated Person is trading for his or her own account in the same securities the Firm is trading for clients; and if so, whether the clients are receiving terms as favorable as the Associated Person takes for him or herself;
•	Periodically analyze the Associated Person’s trading for patterns that may indicate abuse, including market timing; and,
•	Review the performance of the Associated Person’s account(s) in comparison to accounts over which they have discretion and investigate any substantial disparities between performance returns.

CERTIFICATION OF COMPLIANCE INITIAL CERTIFICATION

The Firm requires all Associated Persons to certify in writing that they have: (a) received, read, and understood the amendments to the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code. This is done when the Associated Person signs the Acknowledgement of Receipt of Compliance Manual in the Code of Ethics Exhibit A.

ACKNOWLEDGEMENT OF AMENDMENTS

All amendments to the Firm’s Code of Ethics will be provided to Associated Persons, who will submit written acknowledgement that they have received, read, and understood the amendments to the Code, in the form attached hereto as Acknowledgment of Receipt and Acceptance of Amendment to Code of Ethics in the Code of Ethics in Exhibit B.

ANNUAL CERTIFICATION

All Associated Persons shall annually certify that they have read, understood, and complied with the Code of Ethics. In addition, Associated Persons shall annually certify that the Associated Person has submitted the reports required by the Code and has not engaged in any prohibited conduct, in the form attached hereto as Annual Certification in Code of Ethics Exhibit C. If an Associated Person is unable to make such representation, the Firm shall require the person to self-report any violations.

RECORDKEEPING

The Firm will maintain the following records in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five (5) years;
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•	A record of any violation of the Code and any action taken as a result of such violation for five

(5) years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five (5) years was, an Associated Person;
•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation statements submitted in lieu of these reports;
•	A list of the names of person who are currently, or within the past five (5) years were, Associated Persons;
•	A record of any decision, and supporting reasons for approving, the acquisition of securities by an Associated Person in private or limited offerings for at least five (5) years after the end of the fiscal year in which approval was granted.

FORM ADV DISCLOSURE

The Firm shall include in Form ADV, Part 2A, Form CRS, or similar document, a summary of the Firm’s Code and shall state that the Firm will provide a copy of the Code to any client or prospective client upon request.

ADMINISTRATION AND ENFORCEMENT OF THE CODE TRAINING AND EDUCATION

The CCO, or a designated person, shall be responsible for training and educating Associated Persons regarding the Code. Such training shall occur periodically, and all Associated Persons are required to attend any training sessions or read any applicable materials.

ANNUAL REVIEW

The CCO shall review, at least annually, the adequacy of the code and the effectiveness of its implementation.

REPORT TO SENIOR MANAGEMENT

The CCO shall report to senior management the annual review of the Code and bring material violations to their attention.

REPORTING VIOLATIONS

All Associated Persons shall report violations of the Firm’s Code of Ethics promptly to the CCO or other appropriate associates designated in the Code.

•         Confidentiality

All reports of violations shall be treated confidentially to the extent permitted by laws and investigated promptly and appropriately.

•         Alternate Designee

The alternate person to whom associates may report violations in case the CCO or other primary designee is involved in the violation or is unreachable is Amy Cappellino.

•         Reporting Types

Examples of the types of reporting required under this Code include noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Firm’s

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business; material misstatements in regulatory filings, internal books and records, clients' records, or reports; activity that is harmful to clients and deviations from required controls and procedures that safeguard clients and the Firm.

•         Apparent Violations

Associated Persons shall report “apparent” or “suspected” violations in addition to actual or known violations of the code.

•         Retaliation

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

WHISTLEBLOWER PROGRAM

Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than

$1,000,000 in monetary sanctions. While the rules incent rather than require prospective whistleblowers to use internal Firm compliance program, the regulations clarify that the SEC, when considering the amount of an award, will consider to what extent (if any) the whistleblower participated in the internal compliance processes of the Firm.

More information regarding eligibility and how to report anonymously can be found via the following link: SEC Whistleblower. A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

It is further the Firm’s policy that any misconduct by any Firm owner, management associates or Supervised Person (exempt or non-exempt) shall be reported to the CCO. If the misconduct being reported is regarding the CCO, reports shall be made to other owners, management associates or applicable regulators. If reported to an owner or management associates, the Firm will protect the reporting person’s identity and will not cause or threaten retaliation of any sort in connection with these reports. Reports may be filed online or via Form TCR (Tip, Complaint or Referral) available at the above link.

SANCTIONS

Associated Persons that violate the Code may be subject to disciplinary action that a designated person or group (e.g., CCO, Managing Partner) deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to governmental or self-regulatory authorities when appropriate.

PROHIBITED ACTIVITIES

The following is a non-exhaustive list of activities in which advisors are prohibited from engaging.

•	Recommending or engaging in acts designed to conceal or disguise a client's identity, the source of investment funds, or to avoid regulatory recordkeeping. Directly or indirectly sharing in the profits or losses of a client's account.
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•	Directly or indirectly sharing commissions received for a securities transaction with an unregistered person, or a person registered with another broker-dealer, without the prior written approval.
•	Agreeing to repurchase a security from a client.
•	Accepting a check from a client made payable to any person or entity other than the registered investment advisory Firm or Custodian.
•	Forwarding, or agreeing to forward, original confirmations or account statements to an address other than the address provided on the client's New Account Application and Agreement.
•	Accepting cash or money orders from a client.
•	Establishing escrow or collateral accounts without the prior written approval.
•	Taking proxy authority or voting proxies that are solicited for securities held in any advisory or brokerage account unless Proxy Voting is part of the Firm’s procedures for all clients.
•	Recommending or using any form of credit related liquefied home equity from a client's primary residence, secondary residence, or any investment property for the purpose of investing in any security, variable insurance, approved outside products such as fixed insurance, investment advisory products, or any products and services offered or sold in the capacity of a registered representative or investment advisor representative. An accommodation for an Advisor to be able to discuss with a client obtaining liquefied equity on the client's property is subject to Compliance approval and may be considered under limited circumstances. For purposes of clarification, the use of excess mortgage proceeds for investment from the sale of a home (i.e., downsizing) would be permissible in the event it was not a strategy recommended to a client and the client did not obtain new mortgage related funds for the purchase of their residence.
•	Providing tax advice to clients. Clients should be advised to consult their own tax advisor.
•	Providing legal advice to clients. Prohibited legal advice includes, but is not limited to, advice on wills, joint ownership of property, transfers, or distribution of property after death or how to take title on an account. Providing Verification of Deposit (VOD) letters to third parties or creating a VOD letter with the intention of it being distributed to a third party. A Verification of Deposit, or VOD, is a document requested by a third party, usually a lender, and signed by the financial institution to verify a client's financial holdings. The verification of deposit must come from the account Custodian as the holder of assets.

FURTHER INFORMATION REGARDING THE CODE

Should an Associated Person require additional information about the Code or have any other ethics- related questions, they should contact the CCO.

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Associated Persons will be required to complete an Acknowledgement of Receipt and Acceptance of Code of Ethics and the Code of Ethics Amendment forms upon receipt and review of the Code of Ethics as shown in this compliance manual. These documents will be provided as a separate form, copies of which are shown below.

CODE OF ETHICS EXHIBIT A

ACKNOWLEDGEMENT OF RECEIPT AND ACCEPTANCE OF CODE OF ETHICS

By signing below, I certify that I have received, read, understand, have abided by, and will continue to abide by the Firm’s Code of Ethics. I understand that any questions about the Firm’s Code of Ethics should be directed to the CCO.

Print Name:

Signature:

Date:

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CODE OF ETHICS EXHIBIT B

ACKNOWLEDGEMENT OF RECEIPT AND ACCEPTANCE OF AMENDMENTS TO CODE OF ETHICS

By signing below, I certify that I have received, read, understand, and will abide by all amendments to the Firm’s Code of Ethics. I understand that any questions about the Firm’s Code of Ethics should be directed to the CCO.

Print Name:

Signature:

Date:

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Associated Persons will be required to complete the Annual Certification of Compliance with the Code of Ethics form upon receipt and review of the Code of Ethics as shown in this compliance manual. This document will be provided as a separate form, a copy of which is shown below.

CODE OF ETHICS EXHIBIT C

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the year ended as of the date written below, I have complied with the Firm’s Code of Ethics in all respects.

Print Name:

Signature:

Date:

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